Exhibit 10.3

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of December 17, 2014, by and among QUALITY INVESTMENT PROPERTIES RICHMOND, LLC, a Delaware limited liability company (“QIPR”), QUALITY TECHNOLOGY SERVICES RICHMOND II, LLC, a Delaware limited liability company (“QTS Richmond TRS”), QUALITYTECH, LP, a Delaware limited partnership (“QTLP”), QTS REALTY TRUST, INC., a Maryland corporation (“REIT”), each of the Lenders party hereto, and REGIONS BANK, as Administrative Agent (the “Agent”).

WHEREAS, QIPR, QTS Richmond TRS, QTLP, REIT, any Additional Subsidiary Borrowers from time to time a party thereto as “Borrowers” pursuant to §5.5, the Lenders, the Agent and certain other parties have entered into that certain Credit Agreement dated as of December 21, 2012 (as amended, supplemented or otherwise modified and in effect immediately prior to the date hereof, the “Credit Agreement”); and

WHEREAS, QIPR, QTS Richmond TRS, QTLP, REIT, the Lenders and the Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement.

(a)          The Credit Agreement is amended by adding the following definitions of “Capitalized Lease Obligations”, “CFM Agreement”, “CFM Cash Flow”, “CFM Services”, “Designated Person”, “Electronic System”, “Fourth Amendment”, “Ground Lease”, “Indenture”, “Information Materials”, “Jersey City Data Center”, “Leased Property”, “Metro Ground Lease”, “Operating Lease”, “Sanctions Laws and Regulations” and “Santa Clara Ground Lease” to §1.1 of the Credit Agreement in the appropriate alphabetical order:

Capitalized Lease Obligations. With respect to any Person, the obligations of such Person to pay rent or other amounts under any Capitalized Lease the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such capital lease (or other arrangement) prior to the first date on which such capital lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.

CFM Agreement. Any agreement pursuant to which a Subsidiary of Parent Company provides CFM Services to any third party that is not an Affiliate of QTLP, provided any such CFM Agreement shall be subject to the approval of Agent, which shall not be unreasonably withheld, conditioned or delayed.

CFM Cash Flow. For each Data Center Property being managed by the Parent Company or any of its Subsidiaries for an unaffiliated third party under a CFM Agreement, the gross revenue recognized by the Parent Company and its Subsidiaries less the direct costs accrued by the Parent Company and its Subsidiaries in providing such CFM Services (but not less than zero) for the prior two (2) consecutive fiscal quarters most recently ended multiplied by two (2).

CFM Services. Critical facilities management services provided by a Subsidiary of Parent Company to a third party that owns a Data Center Property, which services are similar to those provided to Data Center Properties owned or leased by Subsidiaries of Parent Company under the Management Agreements.

Designated Person. See §6.30.

Electronic System. See §7.4.

Fourth Amendment. The Fourth Amendment to Credit Agreement, dated as of December 17, 2014, among QIPR, QTS Richmond TRS, QTLP and REIT, the Lenders party thereto, and the Administrative Agent, amending certain provisions of the Credit Agreement.

Ground Lease. A ground lease relating to Real Estate as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur and which contains the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground leases) of at least thirty (30) years or more from the date such Real Estate asset is first leased by a Subsidiary of the Parent Company; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease. Notwithstanding the foregoing, the Metro Ground Lease and the Santa Clara Ground Lease are each a Ground Lease.

Indenture. The Indenture dated as of July 23, 2014 among QTLP, QTS Finance Corporation, each of the subsidiary guarantors a party thereto and Deutsche Bank Trust Company Americas, as trustee.

Information Materials. See §7.4.

Jersey City Data Center. The Data Center located at 95 Christopher Columbus Drive, 16th Floor, Jersey City, NJ 07302.

Leased Property. A completed and operational Data Center Property that is leased by QTLP r or a Subsidiary of QTLP pursuant to an Operating Lease. For the avoidance of doubt, the property known as Jersey City Data Center is a Leased Property.

Metro Ground Lease. The Lease Agreement dated as of December 1, 2006 between the Fulton County Development Authority, as lessor, and Quality Investment Properties Atlanta Tech Centre South, L.L.C., as lessee, a short form of which was recorded in the Fulton County Real Estate Records, on December 29, 2006 in Book 44177, Page 662, as assigned to and assumed by QIPM, with respect to the tenant’s interest thereunder, pursuant to that certain Assignment of Lease, Deed to Secure Debt and Other Documents, dated as of February 28, 2007 and as amended on March 9, 2007 by that certain Lessor Estoppel and Agreement, and as the same may hereafter be amended, restated or modified from time to time.

Operating Lease. Any lease (other than a Ground Lease) with a remaining term (including tenant extension rights) of at least fifteen (15) years pursuant to which QTLP or its Subsidiaries leases any Data Center Property; provided that the requirement that the remaining lease term (including tenant extension rights) extend for at least fifteen (15) years shall not apply to the lease of the Real Estate known as the Jersey City Data Center.

Sanctions Laws and Regulations. Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by the United States State Department, OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

Santa Clara Ground Lease. The Ground Lease dated October 2, 1997 between Mission-West Valley Land Corporation, as lessor, and Nexus Properties, Inc., Kinetic Systems, Inc., Digital Square, Inc., R. Darrell Gary, Michael J. Reidy, Michael J. Reidy as Trustee of the Ronald Bonaguidi Irrevocable Trust, as lessee, as described in that certain Memorandum of Ground Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998 as Instrument No. 14187699, as amended by that certain Assignment of Lease, effective as of October 10, 1997, wherein Digital Square, Inc. assigned its interest to Nexus Properties, Inc., as described in that certain Assignment of Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998, under Instrument No. 14187705, as amended by that certain First Amendment to Ground Lease dated April 29, 1998, as described in that certain Memorandum of First Amendment to Ground Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998, under Instrument No. 1418770, as amended by that certain Assignment and Assumption of Ground Lease dated October 31, 2007 wherein lessee assigned its interest to Quality Investment Properties Santa Clara, LLC, a Delaware limited liability company, as amended by that certain Second Amendment to Ground Lease dated September 24, 2009, and as amended by that certain Third Amendment to Ground Lease dated November 17, 2011, and as the same may hereafter be amended, restated or modified from time to time, which ground lease is subject to that certain Master Ground Lease – Parcel 12 dated October 2, 1997 between West Valley-Mission Community College District, a California community college district, as master lessor, and Mission-West Valley Land Corporation, a California non-profit public benefit corporation, as master lessee, as described in that certain Memorandum of Master Ground Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998 as Instrument No. 14187697, as amended by that certain First Amendment to Master Ground Lease dated April 29, 1998, as described in that certain Memorandum of First Amendment to Master Ground Lease filed for record in the Office of the Records of the County of Santa Clara on May 15, 1998 as Instrument No. 14187698, and as the same may hereafter be amended, restated or modified from time to time.

(b)          The Credit Agreement is amended by restating the definitions of “Capitalization Rate”, “Capitalized Lease”, “Corporate Credit Agreement”, “Data Center Property”, “ERISA”, “ERISA Affiliate”, “ERISA Reportable Event”, “General Atlantic”, “Governmental Authority”, “Gross Asset Value”, “Investments”, “Off-Balance Sheet Obligations” and “REIT” set forth in §1.1 of the Credit Agreement in its entirety as follows:

Capitalization Rate.

(a)          With respect to any Stabilized Property owned or leased pursuant to a Ground Lease by QTLP or any of its Subsidiaries, an amount equal to nine percent (9.00%) (the “Primary Capitalization Rate”).

(b)          With respect to any Stabilized Property of QTLP or any of its Subsidiaries that is a Leased Property, an amount equal to eleven percent (11.00%) (the “Leased Property Capitalization Rate”).

(c)          With respect to any Data Center Property being managed by the Parent Company or any of its Subsidiaries for an unaffiliated third party under a CFM Agreement acceptable to the Agent in its reasonable discretion, an amount equal to twenty percent (20.0%) (the “CFM Capitalization Rate”).

Capitalized Lease. Any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Corporate Credit Agreement. That certain Third Amended and Restated Credit Agreement dated as of December 17, 2014, by and among QTLP, the lenders from time to time party thereto, KeyBank National Association, as administrative agent, and the other parties thereto.

Data Center Property. (i) Highly specialized, secure single or multi-tenant facilities used in whole or in substantial part for housing a large number of computer servers and the key infrastructure, including generators and heating, ventilation and air conditioning, or HVAC systems, necessary to power and cool the servers and ancillary office and storage space related thereto, (ii) any facilities used in whole or in substantial part for technological purposes similar to those described in sub-part (i) above including, without limitation, manufacturing of semi-conductors or other special purpose buildings requiring custom security or environmental controls, (iii) any office building that is part of a complex or group of buildings containing the types of facilities described in sub-parts (i) or (ii) above, (iv) the Real Estate of the QTLP located in Sandston, Virginia commonly known as 6000 Technology Boulevard, Sandston, Virginia 23150 which shall be used in whole or in part for the uses described in clauses (i)-(iii) above, and (v) the Real Estate owned by QTLP or its Subsidiaries located at 8007 Bond Street, Lenexa, Kansas 66215.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under §414 of the Code or §4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which QTLP, a Borrower, a Guarantor or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.

General Atlantic. General Atlantic LLC, a Delaware limited liability company.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Gross Asset Value. On a consolidated basis for Parent Company and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i)          the Adjusted Net Operating Income (but not less than zero) of any Real Estate of Parent Company or any of its Subsidiaries which is a Stabilized Property and is (a) owned or (b) leased pursuant to a Ground Lease divided by the Primary Capitalization Rate; plus

(ii)         the Adjusted Net Operating Income (but not less than zero) of any Real Estate of Parent Company or any of its Subsidiaries which is a Leased Property divided by the Leased Property Capitalization Rate; plus

(iii)        the CFM Cash Flow with respect to any Data Center Property being managed by Parent Company or any of its Subsidiaries for an unaffiliated third party under a CFM Agreement divided by the CFM Capitalization Rate; plus

(iv)        the cost basis book value determined in accordance with GAAP of all Real Estate acquired by Parent Company or any of its Subsidiaries during the prior two (2) fiscal quarters most recently ended; plus

(v)         the book value determined in accordance with GAAP of all Development Properties owned by Parent Company or any of its Subsidiaries; plus

(vi)        the book value determined in accordance with GAAP of all Land Assets of Parent Company and its Subsidiaries; plus

(vii)       the aggregate amount of all Unrestricted Cash and Cash Equivalents of Parent Company and its Subsidiaries as of the date of determination; plus

(viii)      the amount of cash contained in any accounts established by or for the benefit of Parent Company or its Subsidiaries to effectuate a tax-deferred exchange (also known as a “1031” exchange) in connection with the purchase and/or sale of all or a portion of Real Estate; plus

(ix)         to the extent approved by Agent, the aggregate amount of all cash and Cash Equivalents (excluding amounts included in (vii) and (viii) above) of Parent Company and its Subsidiaries as of the date of determination that does not qualify as “Unrestricted” as defined in the definition of Unrestricted Cash and Cash Equivalents.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the two fiscal quarters most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the two fiscal quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property. Gross Asset Value will be adjusted to include an amount equal to Parent Company or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate. For purposes of this definition, to the extent that Gross Asset Value attributable to (i) Leased Properties would exceed ten percent (10%) of the Gross Asset Value, or (ii) Ground Leases (excluding the Metro Ground Lease) would exceed twenty-five percent (25%) of Gross Asset Value, then in each case such excess shall be excluded.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit (other than endorsements for collection) to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) inventory and other tangible personal property acquired in the ordinary course of business, (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (iii) prepaid expenses incurred in the ordinary course of business, (iv) advances in the ordinary course of business to employees for travel expenses, relocation expenses and similar expenditures, (v) obligations under Derivatives Contracts to the extent permitted under §8.12, or (vi) investments consisting of cash collateral to secure (x) letters of credit, (y) Derivative Contracts permitted under §8.12 or (z) payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Off-Balance Sheet Obligations. Liabilities and obligations of REIT or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act, which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

REIT. QTS Realty Trust, Inc., a Maryland corporation.

(c)          The Credit Agreement is amended by restating clause (c) of the definition of “Change of Control” set forth in §1.1 of the Credit Agreement in its entirety as follows:

(c)          Following the occurrence of the IPO Event, REIT or, if applicable, the Subsidiary General Partner, shall fail to be the sole general partner of QTLP, shall fail to own such general partnership interest in QTLP free or any Lien (other than Liens permitted by §8.2(i)), shall fail to control the management and policies of QTLP, or shall, together with Chad L. Williams and his Permitted Transferees, cease to own and control, directly or indirectly, at least 80% of the outstanding partnership interests of QTLP;

(d)          The Credit Agreement is amended by replacing the reference to $6,000,000 in §6.20(a) with a reference to $10,000,000.

(e)          The Credit Agreement is amended by restating §6.30 in its entirety as follows:

§6.30 OFAC. None of the Borrowers, the Guarantors, Subsidiaries of the Borrowers and Guarantors or any of their respective directors or officers, or, to the knowledge of REIT or QTLP, any Affiliate, agent or employee of any Borrower, any Guarantor or any Subsidiary of the Borrowers or Guarantors (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons (any such Person, a “Designated Person”). In addition, each Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. None of the Borrowers, the Guarantors, or any Subsidiary, director or officer of any Borrower or any Guarantor or, to the knowledge of REIT or QTLP, any Affiliate, agent or employee of any Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations. REIT and QTLP maintain policies and procedures designed to achieve compliance with any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and regulations and the Foreign Corrupt Practices Act of 1977, as amended.

(f)          The Credit Agreement is amended by restating §7.4(i) in its entirety as follows:

(i)          simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) above, a statement of Funds from Operations of the Parent Company and its Subsidiaries for such fiscal year or quarter, as applicable.

(g)          The Credit Agreement is amended by restating the last paragraph of §7.4 in its entirety as follows:

Each Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrowers. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrowers to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section and each Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to such Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) all other information shall be considered “Private Information.” Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrowers and the Guarantors shall deliver paper copies of the requested documents to Agent and the Lenders. The Borrowers and the Guarantors authorize Agent and Arrangers to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent does not warrant the adequacy of any Electronic System and expressly disclaims liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of the Borrowers or the Guarantors that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent in connection with the Communications or the Electronic System. In no event shall the Agent or any of its directors, officers, employees, agents or attorneys have any liability to the Borrowers or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Guarantor’s, or the Agent’s transmission of Communications through the Electronic System, and the Borrowers and the Guarantors release Agent and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers, their Subsidiaries or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Information Materials as not containing any material non-public information with respect to such Borrower, its Subsidiaries, its Affiliates or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent shall treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

(h)          The Credit Agreement is amended by restating §7.20 in its entirety as follows:

§7.20         Sanctions Laws and Regulations. No Borrower shall, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of any Borrower or Guarantor that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. REIT and QTLP shall maintain policies and procedures designed to achieve compliance with any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations and the Foreign Corrupt Practices Act of 1977, as amended.

(i)          The Credit Agreement is amended by restating §7.21(a)(iii) in its entirety as follows:

(iii)        The “single purpose entity” provisions included in the Entity Agreements (hereinafter defined) of the Borrowers and each SPE Entity shall not, without Agent’s prior written consent, be amended, altered, rescinded or otherwise revoked until the Loans have been paid in full and the Lenders have no obligation to make advances of the proceeds of the Loans except to amend those provisions in the Entity Agreements for which changes are necessary in order to conform the terms thereof with changes made to §7.21(b) pursuant to the Fourth Amendment.

(j)          The Credit Agreement is amended by restating §7.21(b)(i)(E)(g.) in its entirety as follows:

g.           maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that a Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that such assets shall also be listed on such Borrower’s own separate balance sheet;

(k)          The Credit Agreement is amended by restating §7.21(b)(i)(E)(i.) in its entirety as follows:

i.            not enter into any transaction with an Affiliate of such Borrower except as permitted by §8.13;

(l)          The Credit Agreement is amended by restating §7.21(b)(i)(E)(k.) in its entirety as follows:

k.          except with respect to (1) the Obligations of the Borrowers and the Guarantors under the Loan Documents, (2) the Hedge Obligations and (3) guaranties of the Indebtedness of another Person permitted under §8.1, not hold out its credit or assets as being available to satisfy the obligations of any other Person;

(m)          The Credit Agreement is amended by restating §7.21(b)(i)(E)(r.) in its entirety as follows:

r.            not acquire any obligation or securities of any member, shareholder or partner of a Borrower or of any Affiliate of such Borrower any of its members, shareholders or partners except obligations with respect to guaranties of the Indebtedness of an Affiliate of a Borrower permitted under §8.1;

(n)          The Credit Agreement is amended by restating §7.21(b)(i)(G)(a.) in its entirety as follows:

a.           guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person, except (1) Obligations of another Borrower or Guarantor pursuant to the Loan Documents, (2) the Hedge Obligations and (3) guaranties of the Indebtedness of another Person permitted under §8.1;

(o)          The Credit Agreement is amended by restating §7.21(b)(i)(G)(c.) in its entirety as follows:

(c)          incur, create or assume any indebtedness or liabilities other than (1) indebtedness and liabilities incurred in the ordinary course of its business that are related to the ownership and operation of the Mortgaged Property and the provision of services to tenants, licensees and other users of the Mortgaged Property in connection with the operation of the Mortgaged Property as a Data Center Property or associated with the ownership or lease of such Borrower’s equipment and other personal property owned by such Borrower and are expressly permitted under the Loan Documents; and (2) guaranties of Indebtedness of another Person permitted under §8.1.

(p)          The Credit Agreement is amended by restating §7.21(b)(ii)(C) in its entirety as follows:

(C)          with respect to §7.21(b)(i)(G)(c.) the SPE Entity has not and shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation) other than (1) the Obligations (2) the Hedge Obligations and (3) guaranties of Indebtedness of another Person permitted under §8.1.

(q)          The Credit Agreement is amended by restating §8.1(e) in its entirety as follows:

(e)          Indebtedness arising under, or in connection with, the Corporate Credit Agreement in an aggregate amount not to exceed $850,000,000 and any Permitted Refinancing thereof; provided that neither the REIT nor, if applicable, the Subsidiary General Partner shall incur any Indebtedness under this clause (e) other than with respect to Indebtedness arising under any conditional or springing guaranty executed with respect to the Corporate Credit Agreement or any Permitted Refinancing thereof which is in form and substance substantially the same as the Springing Guaranty;

(r)          The Credit Agreement is amended by restating §8.1(g) in its entirety as follows:

(g)          subject to the provisions of §9, Secured Debt, provided that (A) the aggregate amount of Secured Debt shall not exceed forty percent (40%) of Gross Asset Value; and (B) in addition to the limitation set forth in the immediately preceding clause (A), (1) the aggregate amount of Secured Debt that is Recourse Indebtedness (excluding the Obligations and the Hedge Obligations as defined in and under the Corporate Credit Agreement to the extent ever secured thereunder) shall not exceed fifteen percent (15%) of Gross Asset Value, (2) the aggregate amount of Capitalized Lease Obligations of REIT and its Subsidiaries with respect to any of the Unencumbered Asset Pool Properties as defined in the Corporate Credit Agreement, including any personal property used in connection therewith, shall not exceed $30,000,000.00.

(s)          The Credit Agreement is amended by restating §8.1(k) in its entirety as follows:

(k)          subject to the provisions of §9, Unsecured Indebtedness of QTLP, REIT (following the occurrence of the IPO Event) or Subsidiaries of QTLP that are not a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries), provided, however, that Subsidiaries of QTLP that are Borrowers, QTS Richmond TRS or any Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries) may guarantee Unsecured Indebtedness of QTLP or any of its Subsidiaries.

(u)          The Credit Agreement is amended by deleting §8.1(h) in its entirety.

(v)         The Credit Agreement is amended by restating the last paragraph of §8.1 in its entirety as follows:

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g) above shall have any of the Mortgaged Properties or any interest therein or equipment related thereto or any direct or indirect ownership interest in a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude Subsidiaries of the Parent Company (other than a Borrower, QTS Richmond TRS or an Additional Subsidiary Guarantor (or any direct or indirect owners of such Subsidiaries)) to incur Non-Recourse Indebtedness subject to the terms of this §8.1 or recourse to the general credit of the Parent Company (other than QTLP)), and (ii) none of the Borrowers, QTS Richmond TRS, Additional Subsidiary Guarantors or any Subsidiary of QTLP directly or indirectly owning an interest therein shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than (A)  Indebtedness described in §§8.1(a) through(f), (j)(as to QIPM only) and (k) above (B) and Capitalized Lease Obligations not otherwise prohibited by §8.1(g) above incurred by Quality Technologies Services, LLC, so long as no Liens attach to (x) any ownership or other equity interest held by Quality Technologies Services, LLC or any other Subsidiary of QTLP in any of the direct or indirect Subsidiaries of Quality Technologies, LLC or (y) any other assets of Quality Technologies Services, LLC other than the property leased pursuant to any Capital Lease under which such Capitalized Lease Obligations arise.

(w)          The Credit Agreement is amended by deleting the word “and” at the end of clause (vii) of §8.2, deleting the period at the end of clause (viii) of §8.2 and replacing it with a semicolon, and adding the following clauses (ix) and (x) after clause (viii) of §8.2:

(ix)         with respect to any Leased Property, (x) any reversionary interest or title of lessor under any applicable Operating Lease with respect thereto or (y) Lien, easement, restriction or encumbrance to which the interest or title of such lessor may be subject; and

(x)          Liens arising under Capitalized Lease Obligations with respect to the assets subject to such Capital Leases.

(x)          The Credit Agreement is amended by restating §8.3(i) in its entirety as follows:

(i)          Investments in Development Properties, provided that the aggregate Investment therein shall not exceed thirty percent (30%) of Gross Asset Value;

(y)          The Credit Agreement is amended by restating §8.7(a) in its entirety as follows:

(a)          Neither QTLP nor REIT shall pay any Distribution to its respective partners, members or other owners, if such Distribution is in excess of the amount which when added to the amount of all other Distributions paid by QTLP and the REIT in the same calendar quarter and the preceding three (3) calendar quarters (without duplication of any Distribution paid by QTLP to REIT from which REIT pays a Distribution to its owners), would exceed the sum of ninety-five percent (95%) of REIT’s Funds from Operations for such period; provided that the limitations contained in this §8.7(a) shall not preclude (i) REIT and QTLP from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of Parent Company containing calculations in detail reasonably satisfactory in form and substance to the Agent, and (ii) REIT from redeeming partnership interests of QTLP in exchange for shares of common stock (or other comparable equity interests) of REIT and any such redemption shall not be included in the calculation of whether Distributions have exceeded ninety-five percent (95%) of REIT’s Funds from Operations for any period.

(z)          The Credit Agreement is amended by replacing the first sentence of §8.8 with the following sentence:

QTLP will not, and will not permit its Subsidiaries to, sell, transfer or otherwise dispose of any material asset to any Person that is not a Borrower or a Wholly Owned Subsidiary of QTLP other than pursuant to a bona fide arm’s length transaction; provided, however, that the no Borrower or any Guarantor that is a Subsidiary of QTLP will, and no Borrower or any Guarantor that is a Subsidiary of QTLP will permit any of its respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction.

(aa)         The Credit Agreement is amended by restating Section §9.4 in its entirety as follows:

§9.4           Consolidated Total Indebtedness to Gross Asset Value. Parent Company will not at any time permit the ratio of Consolidated Total Indebtedness to Parent’s Gross Asset Value (expressed as a percentage) to exceed sixty percent (60%).

(bb)         The Credit Agreement is amended by restating Section §9.5 in its entirety as follows:

§9.5           Adjusted Consolidated EBITDA to Consolidated Fixed Charges. Parent Company will not permit at any time the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges for the two (2) most recently ended calendar quarters annualized, to be less than 1.70 to 1.00.

(cc)         The Credit Agreement is amended by restating Section §9.6 in its entirety as follows:

§9.6           Minimum Consolidated Tangible Net Worth. Parent Company will not at any time permit Parent Company’s Consolidated Tangible Net Worth to be less than the sum of (a) eighty-five percent (85%) of the Net Offering Proceeds of any Equity Offering after the Fourth Amendment Date, plus (b) $645,000,000.00.

(dd)         The Credit Agreement is amended by restating Section §9.7 in its entirety as follows:

§9.7           Unhedged Variable Rate Debt. Parent Company shall not at any time permit the Unhedged Variable Rate Debt of Parent Company and its Subsidiaries to exceed thirty-five percent (35%) of Gross Asset Value.

(ee)         The Credit Agreement is amended by restating Section §12.1(g) in its entirety as follows:

(g)          any of the Borrowers, the Guarantors or any of their respective Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the termination or other settlement of such obligation; provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involve singly or in the aggregate obligations for borrowed money or credit received or other Recourse Indebtedness totaling in excess of $50,000,000.00 or Non-Recourse Indebtedness in excess of $75,000,000.00;

(ff)         The Credit Agreement is amended by replacing the reference to $10,000,000 in Section §12.1(k) with a reference to $20,000,000.

(gg)         The Credit Agreement is amended by replacing the reference to $10,000,000 in Section §12.1(n) with a reference to $20,000,000.

(hh)         The Credit Agreement is amended by restating the second sentence of §16 in its entirety as follows:

In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, if necessary, any local counsel or conflicts counsel, and in addition to the foregoing indemnity, the Borrowers and the Guarantors agree to pay promptly the reasonable out-of-pocket fees and expense of all such counsel.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Agent of each of the following, each in form and substance satisfactory to the Agent:

(a)          a counterpart of this Amendment duly executed by QIPR, QTS Richmond TRS, QTLP, REIT and each of the Lenders;

(b)          the Second Amended and Restated Limited Liability Company Agreements of QIPR and of QTS Richmond TRS, each certified by a duly authorized office of QIPR and QTS Richmond TRS, respectively; and

(c)          such other documents, instruments and agreements as the Agent may reasonably request.

Section 3. Representations. Each Borrower and Guarantor represents and warrants to the Agent and each Lender as follows:

(a)          Authorization. Each of QIPR, QTS Richmond TRS, QTLP and REIT has the right and power, and has taken all necessary action to authorize the execution and delivery of this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by the duly authorized officers of QIPR, QTS Richmond TRS and REIT and a duly authorized officer of the general partner of QTLP, and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of QIPR, QTS Richmond TRS, QTLP and REIT enforceable against QIPR, QTS Richmond TRS, QTLP and REIT in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b)          Compliance with Laws, etc. The execution and delivery by QIPR, QTS Richmond TRS, QTLP and REIT of this Amendment and the performance by each of QIPR, QTS Richmond TRS, QTLP and REIT of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority; (ii) conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to any such Person, (iii) conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other instrument binding upon, any such Person or any of its properties, or (iv) result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any such Person other than the liens and encumbrances in favor of Agent contemplated by the Credit Agreement and the other Loan Documents.

(c)          No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 4.   Reaffirmation of Representations by Borrowers and Guarantors. Each of QIPR, QTS Richmond TRS, QTLP and REIT hereby repeats and reaffirms all representations and warranties made by such Person to the Agent and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 5.   Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment shall constitute a Loan Document.

Section 6.   Expenses. The Borrowers shall reimburse the Agent upon demand for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) actually incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7.   Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.  GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents (other than the Guaranty and the Springing Guaranty) remain in full force and effect. Except as expressly amended by the First Amendment to Guaranty and the First Amendment to Springing Guaranty, respectively, the Guaranty and Springing Guaranty remain in full force and effect. This Amendment shall not limit, impair or constitute a waiver of the rights, powers or remedies available to the Lenders under the Credit Agreement or any other Loan Document. Unless otherwise stated within any amendment contained herein, the amendments contained herein shall be deemed to have prospective application only.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 11. Reaffirmation of Guaranty. Each of QTLP and QTS Richmond TRS hereby reaffirms its continuing obligations to the Agent and the Lenders under the Guaranty and agrees that the transactions contemplated by the Amendment shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of such Person, in its capacity as a Guarantor, thereunder. REIT reaffirms its obligations to the Agent and the Lenders under the Springing Guaranty and agrees that the transactions contemplated by the Amendment shall not in any way affect the validity and enforceability of the Springing Guaranty, or reduce, impair or discharge the obligations of REIT, in its capacity as a Guarantor, thereunder.

Section 12.     Waiver of Claims. Each of QIPR, QTS Richmond TRS, QTLP and REIT acknowledges, represents and agrees that as of the date hereof it has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Loans or with respect to any acts or omissions of Agent or any of the Lenders, or any past or present officers, agents or employees of Agent or any of the Lenders, and each of QIPR, QTS Richmond TRS, QTLP and REIT does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

Section 13.    Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Credit Agreement to be executed as of the date first above written.

QIPR:

QUALITY INVESTMENT PROPERTIES RICHMOND, LLC, a Delaware limited liability company

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)

QTLP:

QUALITYTECH, LP, a Delaware limited partnership

By:	QTS Realty Trust, Inc. a Maryland corporation, its general partner

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)

QTS RICHMOND TRS:

QUALITY TECHNOLOGY SERVICES RICHMOND II, LLC, a Delaware limited liability company

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)
REIT:

QTS REALTY TRUST, INC., a Maryland corporation

By	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer
(SEAL)

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regions bank, as Agent and as a Lender

By:	/s/ Kerri L. Raines
	Name:	Kerri L. Raines
	Title:	Vice President

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[Signature Page to Fourth Amendment to Credit Agreement with Quality Investment Properties Richmond, LLC et al.]

BANK OF AMERICA, N.A.

By:	/s/ Gary J. Katunas
	Name:	Gary J. Katunas
	Title:	Senior Vice President

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[Signature Page to Fourth Amendment to Credit Agreement with Quality Investment Properties Richmond, LLC et al.]

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ David R. Jablonowski
	Name:	David R. Jablonowski
	Title:	Senior Vice President

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TORONTO DOMINION (TEXAS) LLC

By:	/s/ Marie Fernandes
	Name:	Marie Fernandes
	Title:	Authorized Signatory